UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 22, 2025
BellRing Brands, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-39093		87-3296749
(State or other jurisdiction of incorporation)	(Commission File Number)		(IRS Employer Identification No.)

2503 S. Hanley Road	St. Louis	Missouri	63144
(Address of Principal Executive Offices)			(Zip Code)
Registrant’s telephone number, including area code: (314) 644-7600
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	BRBR	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.☐

Item 1.01. Entry into a Material Definitive Agreement.

On August 22, 2025, BellRing Brands, Inc. (the “Company”) entered into a First Amendment to Credit Agreement (the “Amendment”) with JPMorgan Chase Bank, N.A., as administrative agent, each lender (as defined in the Credit Agreement (as defined below)) party thereto and certain of the Company’s subsidiaries, as guarantors.

The Amendment amends the Company’s Credit Agreement, dated as of March 10, 2022 (as amended by the Amendment, the “Credit Agreement”) to, among other matters,

•increase the amount of the revolving credit facility available under the Credit Agreement from $250.0 million to $500.0 million;
•extend the scheduled maturity date for loans under the revolving credit facility to August 22, 2030, except that the maturity date will be December 14, 2029 if on such date the Company’s 7.00% Senior Notes due 2030 have not been redeemed in full in cash or refinanced and replaced in full with notes and/or loans maturing at least 91 days after August 22, 2030;
•as described in more detail below, reduce the interest rate on borrowings under the revolving credit facility; and
•broaden certain exceptions to covenants (“baskets”) contained in the Credit Agreement that would otherwise restrict certain activities by the Company, such as repurchases by the Company of its common stock.

After giving effect to the Amendment, borrowings under the revolving credit facility will accrue interest at an annual rate equal to: (a) in the case of loans denominated in U.S. dollars, at the Company’s option, the base rate (as defined in the credit agreement) plus a margin that will initially be 1.00% and thereafter will range from 1.00% to 1.75% depending on the Company’s secured net leverage ratio (as defined in the Credit Agreement), or the term SOFR rate (as defined in the Credit Agreement) for the applicable interest period plus a margin that will initially be 2.00% and thereafter will range from 2.00% to 2.75% depending on the Company’s secured net leverage ratio; (b) in the case of loans denominated in Euros, the adjusted Eurodollar rate (as defined in the Credit Agreement) for the applicable interest period plus a margin that will initially be 2.00% and thereafter will range from 2.00% to 2.75% depending on the Company’s secured net leverage ratio; and (c) in the case of loans denominated in U.K. Pounds Sterling, the daily simple RFR (as defined in the Credit Agreement) plus a margin that will initially be 2.00% and thereafter will range from 2.00% to 2.75% depending on the Company’s secured net leverage ratio. Facility fees on the daily unused amount of commitments under the Credit Agreement will initially accrue at the rate of 0.25% per annum, and thereafter, depending on the Company’s secured net leverage ratio, will accrue at rates ranging from 0.25% to 0.35% per annum.

The foregoing summary of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment.

Representations and warranties contained in the Amendment were made only for purposes of the Amendment and as of the date specified therein, were solely for the benefit of the parties to the Amendment and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors should not rely on the representations and warranties or any description thereof as characterizations of the actual state of facts or condition of the Company and its subsidiaries. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Amendment, which subsequent information may or may not be fully reflected in public disclosures by the Company.

Certain of the lenders under the Credit Agreement and other parties to the Amendment, or their affiliates, have provided, and may in the future provide, investment banking, commercial banking, broker dealer, financial advisory or other services for the Company, its subsidiaries and/or its affiliates, from time to time, for which they have received, or may in the future receive, customary compensation and fees and reimbursement of expenses.

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet
Arrangement of a Registrant

The disclosure under Item 1.01 of this Form 8-K is incorporated into this Item 2.03 by this reference.

9.01.    Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

104	Cover Page Interactive Data File (the cover page iXBRL tags are embedded within the Inline XBRL document)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: August 25, 2025	BellRing Brands, Inc.
(Registrant)

	By:	/s/ Craig L. Rosenthal
	Name:	Craig L. Rosenthal
	Title:	Chief Legal Officer